EXHIBIT 11

                         Washington Trust Bancorp, Inc.
                        Computation of Per Share Earnings
                  For the Periods Ended March 31, 2001 and 2000




Three months ended March 31,                                       2001                             2000
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(In thousands, except per share amounts)                  Basic           Diluted            Basic           Diluted
                                                 ---------------------------------------------------------------------
Net income                                                   $154             $154            $3,432           $3,432
Share amounts:
   Average outstanding                                   12,012.2         12,012.2          11,936.2         11,936.2
   Common stock equivalents                                     -            111.0                 -            158.3
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   Weighted average outstanding                          12,012.2         12,123.2          11,936.2         12,094.5
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Earnings per share                                           $.01             $.01              $.29             $.28
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